EXHIBIT 99

For Immediate Release

Thursday, January 11, 2007

Contact:	David G. Ratz, Executive Vice President
(740) 286-3283

Oak Hill Financial Reports 2006 and 4th Quarter Results

Jackson, Ohio -- Oak Hill Financial, Inc. (Nasdaq GS: OAKF) today reported net earnings of $9,582,000, or $1.74 per diluted share, as compared to the $11,379,000, or $1.97 per diluted share, in net earnings for 2005. For the three months ended December 31, 2006, Oak Hill Financial recorded a net loss of $86,000, or $0.02 per share. The fourth quarter 2006 results compare to the $3,579,000, or $0.63 per diluted share, in net earnings that the company recorded for the quarter ended December 31, 2005.

The net earnings for the fourth quarter and full-year 2005 include non-recurring tax savings of $261,000 and $1.0 million, respectively. Also, the 2005 earnings include $44,000 and $546,000 of merger-related charges for the fourth quarter and full year, respectively, and $205,000 of gains on the sales of branch locations for the full year, all resulting primarily from the company’s acquisition of Lawrence Financial Holdings, Inc. on April 1, 2005. Excluding the non-recurring items, the company’s net income from continuing operations in 2005 was $3,438,000 or $0.60 per diluted share, for the fourth quarter and $10,923,000, or $1.89 per diluted share, for the full year. A reconciliation of the company’s non-GAAP results to GAAP results is included in the tables that accompany this release.

The company’s total assets at year-end 2006 were $1.28 billion, as compared to the $1.24 billion in total assets recorded at December 31, 2005. Net loans at December 31, 2006 were $1.02 billion, which was essentially unchanged from December 31, 2005.

Discussing Oak Hill Financial’s performance, President and CEO R. E. Coffman, Jr. cited the previously announced increase in the provision for loan loss expense as the principal cause of the company’s fourth quarter results. The increase in provision for loan loss expense, which Oak Hill Financial announced on December 21, resulted from the sale or charge-off of various non-performing and adversely classified loans during the fourth quarter.

“The actions we took during the quarter to clean up the loan portfolio set the stage long-term for continued improvement in asset quality and overall performance,” said Coffman. “We believe that we have cleared the major hurdles in the loan area, but we still have more work to do. While we don’t anticipate further large losses, we will continue to aggressively pursue resolution of our remaining credit issues.”

Coffman reiterated Oak Hill Financial’s goal of reducing the non-performing assets/total assets and nonperforming loans/total loans ratios to below 1.00% by the end of 2007. “We have a strong plan in place for workout of the remaining nonperforming loans and for the sale of our other nonperforming assets. While these objectives will likely take several months to achieve, we believe that we can hit our targets on both ratios by year-end.”

Key Issue Review and Outlook

Net Interest Margin - Oak Hill Financial’s net interest margin for the fourth quarter was 3.27%, as compared to the 3.60% posted in the fourth quarter of 2005 and the 3.34% recorded for the third quarter of 2006. While the company has remained disciplined in its loan and deposit pricing, aggressive competitor pricing and a high volume of time deposits repricing upward during the fourth quarter impacted the net interest margin. Margin pressure is expected to continue in the first quarter, although the company has fewer low-cost liabilities repricing in the next few months, which should provide some support to the margin.

Operating Expenses - Non-interest expenses from continuing operations were 2.90% of average assets for the fourth quarter of 2006, which compares to 2.60% for the fourth quarter of 2005 and 2.66% for the third quarter of 2006. On a linked-quarter basis, operating expenses increased 9.2%. During the fourth quarter, compensation and benefits expense increased due primarily to discretionary bonus compensation for staff employees and a reduction in deferred loan origination costs, while depreciation and other occupancy expenses increased as a result of the opening of new branch and administrative facilities. Operating expenses for the year 2006 increased 8.4% over 2005, which resulted from increases in salaries and wages, depreciation and other occupancy expenses, credit and collections expense, and various other expense categories. The company’s efficiency ratio from operations for the fourth quarter of 2006 was 69.5%, as compared to 58.7% in the prior year’s quarter and 61.9% in the third quarter of 2006.

Non-Interest Income - Non-interest income, including gain on sale of loans, was $3.0 million in the fourth quarter, as compared to $3.1 million in the fourth quarter of 2005 and $3.3 million in the third quarter of 2006. The linked-quarter change resulted from decreases in commissions income, gain on sale of loans and deposit service charges. Non-interest income for the year 2006 was $13.1 million, an increase of 12.8% over the $11.6 million in non-interest income for 2005. The year-over-year increase was fueled by growth in deposit service charges, investment and insurance commissions, ATM fee income, income from bank-owned life insurance, and mortgage origination income.

Asset Quality - At December 31, 2006, the nonperforming loans/total loans and nonperforming assets/total assets ratios were 1.31% and 1.48%, respectively, as compared to the 1.33% and 1.31%, respectively, recorded at September 30, 2006, and the 2.35% and 2.01%, respectively posted at March 31, 2006, which represented the peak reported levels for these ratios.

The fourth quarter change in the nonperforming assets ratio reflects a $2.6 million increase in other real estate owned during the quarter. The increase was primarily the result of the company acquiring a $3.0 million commercial property that had previously secured a nonperforming commercial real estate loan in that amount.

While the change in the nonperforming loans ratio during the quarter was nominal, there was movement within the nonperforming loans category as the $3.0 million commercial real estate loan referenced above came off the nonperforming loan list and other non-performing loans were sold or charged-off. These reductions in nonperforming loans were offset by the addition of two commercial real estate loans with a remaining balance of $5.0 million following the charge-off of $2.0 million on these credits.

The company’s provision for loan loss expense in the fourth quarter was $4.0 million, which resulted from the sale or charge-off of various non-performing and adversely classified loans. In addition to the above charge-off, the sale of several other nonperforming and adversely classified loans resulted in charge-offs totaling $474,000. The remaining charge-offs taken in the fourth quarter involved various commercial real estate, residential real estate, and consumer loans, with the largest of these being a $400,000 charge-off on a $1.0 million commercial real estate loan that is currently in foreclosure.

Consistent with generally accepted accounting principles and regulatory guidelines, the company uses various formulas to determine its ALLL. The methodology takes into consideration charge-offs as well as the rated quality of the company’s loans based on loan review grades and the types and amounts of loans comprising the portfolio, while allowing some discretion by management to make adjustments based on near-term economic conditions. Using this methodology, most of the loans involved in the fourth quarter charge-offs had previously been allocated specific amounts for expected losses in the ALLL. As a result, management’s most recent analysis indicated that an ALLL/total loans ratio of 1.25% was appropriate at December 31, 2006.

Asset/Loan Growth - On a linked-quarter basis, Oak Hill Financial’s total assets increased at a 6.5% annualized rate during the fourth quarter, while net loans grew at a 1.8% annual pace. The linked-quarter loan growth was impacted by the sale and charge-off of nonperforming and classified loans and continued soft loan demand in the company’s market areas. In addition, management has maintained conservative underwriting standards and a disciplined approach to loan pricing.

On a linked-quarter basis, total deposits decreased at an annualized rate of 8.5% as the company maintained a conservative approach to pricing interest-bearing deposits and substituted lower-cost borrowings for non-core deposits.

Expansion - During the fourth quarter, the company’s Oak Hill Banks subsidiary opened a full-service banking office in Kettering, Ohio, a suburb of Dayton. The bank intends to establish a branch in suburban Columbus to complement its existing branch and loan production office in that area.

Stock Buyback - On February 21, 2006, the company announced that its board of directors authorized the repurchase of 278,000 shares, or approximately 5.0 percent, of its outstanding common stock. During the fourth quarter, 63,700 shares were repurchased, which completed the 2006 buyback program.

Oak Hill Financial is a financial holding company headquartered in Jackson, Ohio. Its subsidiary, Oak Hill Banks, operates 37 full-service banking offices and one bank loan production office in 16 counties across southern and central Ohio. A second subsidiary, Oak Hill Financial Insurance Agency, provides group health plans, benefits administration, and other insurance services to business and public-sector organizations throughout the same region. The company also holds 49% of Oak Hill Title Agency, LLC, which provides title services for commercial and residential real estate transactions. Additional information about Oak Hill Financial can be found on the company’s website at www.oakf.com.

Forward-Looking Statements Disclosure

This release contains certain forward-looking statements related to the future performance and condition of Oak Hill Financial, Inc. These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on the company’s current condition and management’s understanding, expectations, and assumptions regarding its future prospects as of the date of this release. Actual results could differ materially from those projected or implied by the statements contained herein. The factors that could affect the company’s future results are set forth in the periodic reports and registration statements filed by the company with the Securities and Exchange Commission.

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
January 11, 2007 Press Release

	At December 31,
(In thousands)	2006	2005

SUMMARY OF FINANCIAL CONDITION

Total assets	$1,275,967	$1,241,058
Interest-bearing deposits and federal funds sold	2,292	2,983
Investment securities	155,570	134,812
Loans receivable - net	1,021,361	1,015,083
Deposits	942,960	978,396
Federal Home Loan Bank advances and other borrowings	236,925	164,382
Stockholders’ equity	91,089	94,081

The Company discloses net earnings, diluted earnings per share and certain performance ratios adjusted for non-recurring items. Management believes that presenting this information is an additional measure of performance that investors can use to compare operating results between reporting periods. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States of America (“U.S. GAAP”). In accordance with Securities and Exchange Commission Regulation G, reconciliation of the Company’s U.S. GAAP information to its operating information is presented in the table below.

	For the		For the
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except share data)	2006	2005	2006	2005

RECONCILIATION OF NON-GAAP NET EARNINGS,
DILUTED EARNINGS PER SHARE AND OTHER PERFORMANCE MEASURES

Net earnings (loss) (U.S. GAAP)	$(86)	$3,579	$9,582	$11,379

Non-recurring items, net of tax:
Gain on sale of branch locations and other fixed assets	~~—~~	~~—~~	~~—~~	(133)
Merger-related expenses	~~—~~	28	~~—~~	355
Reduction in tax expense	~~—~~	(169)	~~—~~	(678)
Net earnings (loss) from operations	$(86)	$3,438	$9,582	$10,923

Diluted earnings per share (U.S. GAAP)	N/A	$0.63	$1.74	$1.97

Non-recurring items, net of tax:
Gain on sale of branch locations and other fixed assets	~~—~~	~~—~~	~~—~~	(0.02)
Merger-related expenses	~~—~~	~~—~~	~~—~~	0.06
Reduction in tax expense	~~—~~	(0.03)	~~—~~	(0.12)
Diluted earnings per share from operations	N/A	$0.60	$1.74	$1.89

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
January 11, 2007 Press Release

	For the		For the
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except share data)	2006	2005	2006	2005

RECONCILIATION OF NON-GAAP NET EARNINGS,
DILUTED EARNINGS PER SHARE AND OTHER PERFORMANCE MEASURES (continued)

Non-interest income (U.S. GAAP)	$3,021	$3,082	$13,131	$11,638

Non-recurring items:
Gain on sale of branch locations and other fixed assets	~~—~~	~~—~~	~~—~~	(205)
Non-interest income from operations	$3,021	$3,082	$13,131	$11,433

Non-interest expense (U.S. GAAP)	$9,235	$8,107	$34,206	$31,045

Non-recurring items:
Merger-related expenses	~~—~~	(44)	~~—~~	(546)
Reduction in tax expense	~~—~~	261	~~—~~	1,044
Non-interest expense from operations	$9,235	$8,324	$34,206	$31,543

SUMMARY OF OPERATIONS (1)(2)(3)

Interest income	$20,643	$18,674	$79,743	$69,720
Interest expense	11,158	8,481	41,411	29,436
Net interest income	9,485	10,193	38,332	40,284
Provision for losses on loans	3,962	670	5,691	6,341
Net interest income after provision for losses on loans	5,523	9,523	32,641	33,943
Gain on sale of loans	107	216	849	1,085
Commissions income	747	710	3,331	2,781
Other non-interest income	2,167	2,156	8,951	7,567
General, administrative and other expense	9,235	8,324	34,206	31,543
Earnings (loss) before federal income tax (benefit)	(691)	4,281	11,566	13,833
Federal income tax (benefit)	(355)	1,218	2,984	3,910
Federal new markets tax credit	(250)	(375)	(1,000)	(1,000)
Net earnings (loss) from operations	$(86)	$3,438	$9,582	$10,923

SELECTED PERFORMANCE RATIOS FROM OPERATIONS (1)(2)(3)(5)(6)

Diluted earnings per share	N/A	$0.60	$1.74	$1.89
Return on average assets	-0.03%	1.10%	0.76%	0.92%
Return on average equity	-0.36%	14.54%	10.28%	11.89%
Non-interest expense to average assets	2.90%	2.67%	2.73%	2.66%
Efficiency ratio	69.53%	58.65%	62.78%	57.93%

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
January 11, 2007 Press Release

	At or For the		At or For the
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except share data)	2006	2005	2006	2005

PER SHARE INFORMATION (U.S. GAAP)

Basic earnings per share (4)	$(0.02)	$0.64	$1.76	$2.01
Diluted earnings per share (5)	N/A	$0.63	$1.74	$1.97
Dividends per share	$0.21	$0.19	$0.78	$0.70
Book value per share			$17.16	$16.79

OTHER STATISTICAL AND OPERATING DATA (U.S. GAAP) (6)

Return on average assets	-0.03%	1.15%	0.76%	0.96%
Return on average equity	-0.36%	15.14%	10.28%	12.39%
Non-interest expense to average assets	2.90%	2.60%	2.73%	2.62%
Net interest margin (fully-taxable equivalent)	3.27%	3.60%	3.36%	3.70%
Total allowance for losses on loans to non-performing loans			95.16%	77.25%
Total allowance for losses on loans to total loans			1.25%	1.33%
Non-performing loans to total loans			1.31%	1.72%
Non-performing assets to total assets			1.48%	1.45%
Net charge-offs to average loans (actual for the period)	0.45%	0.03%	0.62%	0.50%
Net charge-offs to average loans (annualized)	1.79%	0.12%	0.62%	0.50%
Equity to assets at period end			7.14%	7.58%
Efficiency ratio	69.53%	57.06%	62.78%	56.98%

(1)  Excludes $261,000 and $1,044,000 reduction in tax expense for the three and twelve months ended December 31, 2005 resulting from a tax savings of $1.0 million for 2005.
(2)  Does not include $44,000 and $546,000 of merger-related charges for the three and twelve months ended December 31, 2005.
(3)  Does not include $205,000 of gains on the sale of branch locations and other assets for the twelve months ended December 31, 2005.
(4)  Based on 5,335,528, 5,616,138, 5,434,221 and 5,546,680 weighted-average shares outstanding for the three and twelve months ended December 31, 2006 and 2005, respectively.
(5)  Based on 5,412,182, 5,719,294, 5,520,423 and 5,685,557 weighted-average shares outstanding for the three and twelve months ended December 31, 2006 and 2005, respectively.
(6)  Annualized where appropriate.

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
January 11, 2007 Press Release

	At December 31,
(In thousands, except share data)	2006	2005

SUPPLEMENTAL DETAIL

BALANCE SHEET - ASSETS

Cash and cash equivalents	23,247	26,400
Trading account securities	~~—~~	~~—~~
Securities available for sale	153,011	131,193
Securities held to maturity	2,559	3,619
Other securities	8,078	7,626
Total securities	163,648	142,438
Total cash and securities	186,895	168,838
Loans and leases held for investment (1)	1,030,907	1,024,998
Loans and leases held for sale (1)	90	410
Total loans and leases (1)	1,030,997	1,025,408
Allowance for losses on loans	12,924	13,653
Goodwill	7,935	7,935
Other intangible assets	3,111	4,068
Total intangible assets	11,046	12,003
Mortgage servicing rights	3,288	3,328
Purchased credit card relationships	~~—~~	~~—~~
Other real estate owned	5,258	376
Bank owned life insurance	13,454	12,948
Other assets	37,953	31,810
Total assets	1,275,967	1,241,058

BALANCE SHEET - LIABILITIES

Deposits	942,960	978,396
Borrowings	213,925	141,382
Other liabilities	4,985	4,191
Total liabilities	1,161,870	1,123,969
Redeemable preferred stock	~~—~~	~~—~~
Trust preferred securities	23,000	23,000
Minority interests	8	8
Other mezzanine level items	~~—~~	~~—~~
Total mezzanine level items	23,008	23,008
Total liabilities and mezzanine level items	1,184,878	1,146,977

BALANCE SHEET - EQUITY

Preferred equit	~~—~~	~~—~~
Common equity	91,089	94,081
MEMO ITEM: Net unrealized gain (loss) on securities
available for sale, net of tax	32	(341)
End of period shares outstanding (2)	5,308,975	5,604,214
Options outstanding	434,383	484,233
Treasury shares held by the Company	565,659	270,420

(1)  Data is net of unearned interest, gross of allowance for losses on loans
(2)  Excludes treasury shares

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
January 11, 2007 Press Release
	At or For the		At or For the
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except share data)	2006	2005	2006	2005

SUPPLEMENTAL DETAIL (continued)

Repurchase plan announced?	No	No	Yes	Yes
Number of shares to be repurchased in plan(1)	N/A	N/A	278,000	290,000
Number of shares repurchased during the period(1)	63,700	55,400	330,055	269,945
Average price of shares repurchased(1)	$27.38	$30.43	$28.59	$28.97
INCOME STATEMENT

Interest income	20,643	18,674	79,743	69,720
Interest expense	11,158	8,481	41,411	29,436
Net interest income	9,485	10,193	38,332	40,284
Net interest income (fully-taxable equivalent)	9,843	10,572	39,812	41,557
Provision for losses on loans	3,962	670	5,691	6,341
Non-recurring expense:
Merger-related expenses	~~—~~	44	~~—~~	546
Non-recurring income:
Gain on sale of branch locations and other fixed assets	~~—~~	~~—~~	~~—~~	205
Trading account income	~~—~~	~~—~~	~~—~~	~~—~~
Foreign exchange income	~~—~~	~~—~~	~~—~~	~~—~~
Trust income	~~—~~	~~—~~	~~—~~	~~—~~
Commissions income	747	710	3,331	2,781
Service charges on deposits	1,385	1,322	5,392	4,508
Gain on sale of loans	107	216	849	1,085
Gain on investment securities transactions	42	(10)	187	498
Other non-interest income	740	844	3,372	2,561
Total non-interest income	3,021	3,082	13,131	11,433
Employee compensation and benefits	4,767	4,095	17,518	16,107
Occupancy and equipment expense	1,104	977	4,147	4,067
Foreclosed property expense	~~—~~	~~—~~	~~—~~	~~—~~
Amortization of intangibles	216	283	957	953
Other general, administrative and other expense	3,148	2,708	11,584	9,372
Total non-interest expenses	9,235	8,063	34,206	30,499
Net income (loss) before tax (benefit)	(691)	4,498	11,566	14,536
Federal income tax (benefit)	(355)	1,294	2,984	4,157
Federal new markets tax credit	(250)	(375)	(1,000)	(1,000)
Net income (loss) before extraordinary items	(86)	3,579	9,582	11,379
Extraordinary items	~~—~~	~~—~~	~~—~~	~~—~~
Net income (loss)	(86)	3,579	9,582	11,379

CHARGE-OFFS

Loan charge-offs	5,032	839	8,720	7,747
Recoveries on loans	364	541	2,301	2,755
Net loan charge-offs	4,668	298	6,419	4,992

AVERAGE BALANCE SHEET

Average loans and leases	1,033,164	1,022,153	1,032,104	993,976
Average other earning assets	161,783	141,576	154,116	129,309

(1)
There were 52,055 shares repurchased at an average price of $32.40 under the plan announced on May 26, 2005. These shares completed the plan, and a new plan was announced on February 21, 2006. There were 63,700 and 278,000 shares repurchased at an average price of $27.38 and $27.87 for the three and twelve months ended December 31, 2006 under the new plan.

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
January 11, 2007 Press Release
	For the		At or For the
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except share data)	2006	2005	2006	2005

SUPPLEMENTAL DETAIL (continued)

AVERAGE BALANCE SHEET (continued)

Average total earning assets	1,194,947	1,163,729	1,186,220	1,123,285
Average total assets	1,265,464	1,235,698	1,254,590	1,186,236
Average non-interest bearing deposits	91,148	100,077	91,768	91,315
Average total time deposits	532,405	589,104	550,096	585,114
Average other interest-bearing deposits	331,462	299,984	327,040	267,404
Average total interest-bearing deposits	863,867	889,088	877,136	852,518
Average borrowings	211,162	146,016	187,757	144,445
Average interest-bearing liabilities	1,075,029	1,035,104	1,064,893	996,963
Average preferred equity	~~—~~	~~—~~	~~—~~	~~—~~
Average common equity	93,516	93,800	93,235	91,853

ASSET QUALITY AND OTHER DATA

Non-accrual loans			13,413	16,695
Renegotiated loans			~~—~~	~~—~~
Loans 90+ days past due and still accruing			168	979
Total non-performing loans			13,581	17,674
Other real estate owned			5,258	376
Total non-performing assets			18,839	18,050

ADDITIONAL DATA

1 - 4 family mortgage loans serviced for others			233,794	246,200
Proprietary mutual fund balances			~~—~~	~~—~~
Fair value of securities held to maturity			2,712	3,851
Full-time equivalent employees			440	422
Total number of full-service banking offices			37	34
Total number of bank and thrift subsidiaries			1	1
Total number of ATMs			42	40

LOANS RECEIVABLE

1 - 4 family residential			229,020	237,138
Home equity			40,819	42,967
Multi-family residential			35,796	37,241
Commercial real estate			405,805	381,966
Construction and land development			53,493	52,612
Commercial and other			155,949	164,527
Consumer			107,765	106,775
Credit cards			2,350	2,183
Loans receivable - gross			1,030,997	1,025,409
Unearned interest			~~—~~	(1)
Loans receivable - net of unearned interest			1,030,997	1,025,408
Allowance for losses on loans			(12,924)	(13,653)
Loans receivable - net (1)			1,018,073	1,011,755

(1)	Does not include mortgage servicing rights.

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
January 11, 2007 Press Release

	For the		At or For the
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except share data)	2006	2005	2006	2005

SUPPLEMENTAL DETAIL (continued)

DEPOSITS

Transaction accounts
Non-interest bearing			94,256	97,575
Interest-bearing			70,369	79,329
Savings accounts			48,859	64,128
Money market deposit accounts			213,341	159,060
Other core interest-bearing			377,994	427,647
Total core deposit accounts			804,819	827,739
Brokered deposits			39,549	80,510
Other non-core interest-bearing accounts			98,592	70,147
Total deposits			942,960	978,396

Yield/average earning assets (fully-taxable equivalent)	6.97%	6.49%	6.85%	6.32%
Cost/average earning assets	3.70%	2.89%	3.49%	2.62%
Net interest income (fully-taxable equivalent)	3.27%	3.60%	3.36%	3.70%

NEW MARKETS TAX CREDIT

Qualified equity investment in Oak Hill Banks Community Development Corp.			20,000	10,000

	Aggregate
	QEI	New Markets Tax Credit
Year	Amount	2006	2007	2008	2009	2010	2011

2004	10,000	500	600	600	600	600	~~—~~
2005	10,000	500	500	600	600	600	600

Totals	20,000	1,000	1,100	1,200	1,200	1,200	600